Exhibit 10.6

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) dated as of May 22, 2025 (the “Effective Date”), is entered into by and between CUENTAS, INC., a Florida corporation (“Seller”) and BROOKSVILLE FL PARTNERS, LLC, a Florida limited liability company (“Buyer”) (Seller and Buyer, collectively, the “Parties” and individually a “Party”).

RECITALS

WHEREAS, Seller owns a 63.9% Class B Membership Interest in Brooksville Development Partners, LLC, a Florida limited liability company (the “Company”); and

WHEREAS, Buyer owns a 7.1% Class B Membership Interest in the Company; and

WHEREAS, Seller wishes to sell, convey and assign to Buyer, and Buyer wishes to purchase from Seller, all of Seller’s ownership interest, including its right, title and interest in any consideration, including but not limited to, all capital contributions, capital accounts, revenues, income, profits, losses, distributions and other rights related to Seller’s ownership interest in the Company (collectively, the “Membership Interest”); and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

1.01 Recitals. The Recitals set forth above are incorporated into and made part of this Agreement.

1.02 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Membership Interest, free and clear of all encumbrances for the Purchase Price.

1.03 Purchase Price. The aggregate purchase price for the Membership Interest shall be Eight Hundred Thousand and No/100 Dollars ($800,000.00) (the “Purchase Price”), and it shall constitute the full and final payment of any and all consideration, including but not limited to, all capital, revenues, income, profits, losses, distributions and other rights arising out of the Membership Interest.

1.04 Payment of Purchase Price and Closing.

(a) On the Effective Date, Buyer shall wire transfer in immediately available funds to Settlementcorp, 5301 Wisconsin Avenue, N.W., #310, Washington, D.C., as escrowee (the “Escrowee”) the Purchase Price; and

(b) On the Effective Date, Seller shall deliver to the Escrowee:

(i) the Assignment of Membership Interest executed by Seller, transferring the entire Membership Interest (including capital contributions and capital accounts of Seller) to Buyer free and clear of all encumbrances, in the form of Exhibit “A”.

1.05 Taxes. Seller shall bear any personal state and federal income taxes with respect to the sale of the Membership Interest. The Parties have agreed that there will be no taxes withheld from the payment of the Purchase Price, and Seller shall be responsible for the payment of any and all Taxes attributable to the sale of the Seller’s Membership Interest. Seller, on behalf of itself and the Seller Related Persons agrees to indemnify and hold harmless the Buyer and the Buyer Related Parties from any and all Taxes, interest and penalties that may be due and owing by Seller from the foregoing sale.

1.06 Escrow Fees and Disbursement. The Parties shall execute a strict joint order escrow with the Escrowee in the form of Exhibit “B” attached hereto. Upon the Effective Date, the parties will review the settlement agreements and the joint disbursement instructions to be signed by the Buyer and Seller in the form of Exhibit “C” (“Joint Disbursement Instructions”) signed by them, unless amended by Seller and Buyer, instructing the Escrowee to disburse the Purchase Price as directed. If the Buyer, at its sole and absolute discretion for any reason or no reason decides not to sign the Joint Disbursement Instructions, then the Agreement shall terminate and the Escrowee shall promptly return the Purchase Price to the Buyer.

1.07 Closing Date. The Closing shall occur when the Escrow Agent distributes the Purchase Price in strict accordance with the written instructions signed by the Buyer and Seller in the form of Exhibit C and transfers the assignment of interest from escrow to the Buyer. The Closing Date must occur no later than 3 p.m. Friday, May 23, 2025 (the “Closing Date”). In the event the Closing has not occurred on or before the Closing Date, either party shall have the right to terminate this Agreement and provide written notice to the escrow agent to refund the Purchase Price being held by Escrowee to the Buyer.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article II are true and correct as of the date of this Agreement.

2.01 Due Execution and Delivery; Enforceability. This Agreement has been duly executed and delivered by Seller, that Seller is fully authorized with Board approval to enter into this Agreement, and (assuming due execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

2.02 Membership Interest. Except for the pending Charging Motion in the 1800 Diagonal lawsuit and the UCC1 filed by Eadvantage, Seller’s Membership Interest in the Company is free and clear of all encumbrances caused by the Seller. Both of these creditors will be paid in full their agreed settlement amount directly by the escrow agent. There are no voting trusts, pledges, member agreements, proxies or other documents executed by the Seller in effect with respect to the voting or transfer of the Membership Interest or any portion thereof.

2.03 Legal Proceedings. There are no Actions pending or, to Seller’s knowledge, threatened against or by Seller, or any affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

2.04 No Conflicts; Consents. The consummation of the transactions contemplated by this Agreement, do not and will not conflict with or result in a violation or breach of, or default under, any provision of the articles of organization, operating agreement or other organizational documents of the Seller.

2.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other transaction documents based upon arrangements made by or on behalf of Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article III are true and correct as of the date of this Agreement and thereafter.

3.01 Due Execution and Delivery; Enforceability. This Agreement has been duly executed and delivered by Buyer, that Buyer is fully authorized to enter into this Agreement; and (assuming due execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

3.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other transaction documents to which Buyer is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or other organizational documents of the Buyer; (b) conflict with or result in a violation or breach of any provision of any law or governmental order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any contract to which Buyer is a party or by which Buyer is bound or to which any of its respective properties and assets are subject. No consent, approval, permit, governmental order, declaration or filing with, or notice to, any governmental authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other transaction documents and the consummation of the transactions contemplated hereby and thereby.

3.03 Legal Proceedings. There are no Actions pending or threatened against or by Buyer or any affiliate of Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

3.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other transaction documents based upon arrangements made by or on behalf of Buyer.

ARTICLE IV

POSTCLOSING OBLIGATION OF BUYER REGARDING SATISFACTIONS OF THE LAWSUITS

The Seller shall follow up with each of the creditors whose claims are being paid directly by the Escrowee to ensure that each has filed a satisfaction of judgment or UCC1 release, as the case may be and the dismissal with prejudice of any pending lawsuit and that such filings appear as of record.

ARTICLE V

COVENANTS

5.01 Non-Disclosure. Seller and Buyer shall, and shall cause its affiliates and each of their representatives, successors and assigns to, hold in confidence all Confidential Information and this Agreement, and shall not use any such confidential onformation for any purpose; provided, that the each Party shall be permitted to disclose this Agreement to its attorneys, accountants, managers, members, and advisors, so long as such advisors are charged with an obligation of confidentiality and such advisors are responsible for any breach of the provisions of this Section 5.01. Each Party shall, and shall cause its affiliates and their representatives and respective successors and assigns to, take commercially reasonable steps to safeguard the Confidential Information and this Agreement and protect it against improper disclosure, misuse or theft. If any Party, or any of its affiliates, representatives or successors or assigns, is compelled to disclose any of the Confidential Information or the terms of this Agreement by judicial or administrative process or as required by Law, the person compelled to, or whose affiliate or representative or successor or assign is compelled to, disclose such Confidential Information (a) shall promptly notify the other Parties in writing, (b) shall disclose only that portion of such Confidential Information or this Agreement which such person is advised by its counsel is legally required to be disclosed and (c) shall assist the other party, as reasonably requested by, and at the sole expense of, the other Party, in obtaining an appropriate protective order or other reasonable assurance that confidential treatment will be accorded to such Confidential Information and this Agreement. Nothing in this Section 5.01 shall be construed to prevent a Party from enforcing any right under this Agreement in public litigation, including but not limited to by filing this Agreement as part of a public court record.

5.02 Release by Seller.

(a) Effective upon the disbursement of the Escrowed Funds and delivery of the Assignment of Membership Interest to Buyer, Seller, on behalf of itself and its affiliates, representatives, agents, legal successors and assigns (collectively, the “Seller Related Persons” and individually, a “Seller Related Person”), hereby absolutely, unconditionally and irrevocably releases and discharges, fully, finally and forever, the Buyer, including Alex Zdanov and their respective members, shareholders, employees, managers, partners, directors, officers, agents, attorneys, and their representatives and their respective heirs, successors and assigns of each of the foregoing (collectively, the “Buyer Released Parties” and individually, a “Buyer Released Party”) from any and all claims, demands, rights, causes of action, proceedings, orders, remedies, obligations and Losses of whatever kind or character arising as a result of any event, circumstance, or condition, or action or inaction of the Buyer Released Parties, from the beginning of time through the Closing Date, whether known or unknown, absolute or contingent, both at Law and in equity, which such Seller Related Person ever had, now has, or ever may have, against any Buyer Released Party, including, without limitation, in such Seller Related Person’s capacity as an equity holder, investor, manager, member, director, officer or employee of the Companies and pursuant to any contract or agreement between such Seller Related Person and a Buyer Released Party (as to each Seller Related Person, such Seller Related Person’s “Seller Related Persons Claims”); provided, however, that Seller Related Person Claims shall not include any claims related to or arising out of this Agreement or any other transaction documents or any of the transactions contemplated hereby or thereby, or the rights or claims of any member of the Companies other than Seller. In addition, from and after the Closing Date, Seller releases and waives any of its rights or claims in and to the Membership Interest, including any membership interests, shareholder interests, capital accounts, capital contributions, profits interests, carried interests, rights to distributions and dividends, in the Company.

5.03 Release by Buyer.

(a) Effective as of the Closing Date, Buyer, on behalf of itself and its affiliates, representatives, legal successors and assigns (collectively, the “Buyer Related Persons” and individually, a “Buyer Related Person”), hereby absolutely, unconditionally and irrevocably releases and discharges, fully, finally and forever, Seller and its investors, members, employees, managers, partners, directors, officers, agents, attorneys, and their representatives, and their respective heirs, successors and assigns of each of the foregoing (collectively, the “Seller Released Parties” and individually, a “Seller Released Party”) from any and all claims, demands, rights, causes of action, proceedings, orders, remedies, obligations, taxes and losses of whatever kind or character arising as a result of any event, circumstance, or condition, or action or inaction of the Seller Released Parties, from the beginning of time through the Closing Date, whether known or unknown, absolute or contingent, both at Law and in equity, which such Buyer Related Person ever had, now has, or ever may have, against any Seller Released Party, including, without limitation, in such Buyer Related Person’s capacity as an equity holder, investor, manager, member, director, officer or employee of the Companies and pursuant to any contract or agreement between such Buyer Related Person and a Seller Released Party (as to each Buyer Related Person, such Buyer Related Person’s “Buyer Related Person Claims”); provided, however, that Buyer Related Person Claims shall not include any claims related to or arising out of this Agreement or any other transaction documents or any of the transactions contemplated hereby or thereby.

5.04 Public Announcements; Non-Disparagement. Unless otherwise required by applicable Law or the Lawsuit, no Party to this Agreement shall make any public announcements or engage in any communications of any kind in respect of this Agreement or the transactions contemplated hereby except as to their respective managers, members, officers, directors and shareholders or otherwise communicate with any third parties or the news media without the prior written consent of the other Party. No Party shall make, or cause to be made, any statement, observation or opinion or communicate any information (whether oral or written), that disparages or may in any way harm the reputation or business of any other Party, the Company or any Affiliate of the Company or any of their respective managers, members, directors, officers or equity holders. Notwithstanding anything to the contrary in this Section 5.04, the Parties shall not be prohibited by this Section 5.04 from making any statement or argument in the course of litigation or arbitration, including but not limited to an Action to enforce the terms of this Agreement.

ARTICLE VI
TAX MATTERS

6.01 Tax Covenants.

(a) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other transaction documents (including any real property transfer tax and any other similar Tax) shall be borne by Seller and shall be paid when due. The Parties shall timely file any Tax return or other document with respect to such Taxes or fees (and the Parties shall cooperate with respect thereto as necessary).

(b) Buyer shall cause the Company’s regularly employed accountant to prepare, all Tax returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such tax return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election, allocation method, or any accounting method and shall be submitted by Buyer to Seller at least ten (10) days prior to the due date (including extensions) of such Tax return. The Company’s reporting of income and losses, and allocations to their members has been, and will be, consistent with the economic effects, membership percentage ownerships, past practices and the Companies operating agreements. No special allocations shall be made. Each party shall be responsible for any taxes imposed on such Party from the foregoing transactions

6.02 Cooperation and Exchange of Information. Buyer shall provide Seller such cooperation and information as Seller reasonably may request of the other in filing any tax return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant tax returns or portions thereof, together with accompanying schedules. Buyer and the Company shall retain all Tax returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the date of this Agreement until the expiration of the statute of limitations of the taxable periods to which such Tax returns and other documents relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective Tax periods.

6.03 K-1’s. Prior to the date hereof, Buyer caused the Company to provide Seller with all final 2024 K-1’s related to the Company and Seller. The final K-1’s provided to Seller by Company and Buyer shall not be amended for any reason. Buyer represents to Seller that the final 2024 K-1’s will be prepared in a manner consistent with past practice (unless otherwise required by law), and without a change of election, allocation method, any accounting method. The transaction set forth in this Agreement is a purchase and sale of membership interests, does not impact the tax reporting of the Company, and shall not be reflected on the 2025 K-1, except for the transfer of capital accounts and capital contributions from Seller to Buyer and that Seller’s K-1’s shall be marked final.

ARTICLE VII
INDEMNIFICATION

7.01 Survival. All covenants, agreements, representations and warranties contained in this Agreement shall survive the Closing indefinitely.

7.02 Indemnification by Seller. Seller shall indemnify and defend each of Buyer, Zdanov and their Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement.

7.03 Indemnification by Buyer. Buyer, shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in a certificate delivered by or on behalf of Buyer pursuant to this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

8.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid; or (d) upon receipt by the addressee if sent by electronic mail including email. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.02):

If to Seller:	Cuentas, Inc.
235 Lincoln Road, Suite 210
Miami Beach, Florida 33139
Attention: Arik Maimon; Michael De Prado
Email: arik@cuentas.com; michael@cuentas.com

with a copy to:	Gary M. Murphree
10743 SW 104th Street
Miami, FL 33176
Email: gmm@amlaw-miami.com

If to Buyer:	Brooksville FL Partners, LLC
19046 Bruce B. Downs Boulevard, Suite 403
Tampa, FL 33647
Attention: Tim Safransky
Email: tim@interforumholdings1.com

with a copy to:	Ruchim & Hudson P.C.
3000 Dundee Road, Suite 415
Northbrook, IL 60062
Attn: Mitch Ruchim
Email: mruchim@ruchimhudsonlaw.com

8.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

8.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

8.05 Severability. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

8.06 Entire Agreement. This Agreement and the other transaction documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other transaction documents and the Exhibits, the statements in the body of this Agreement will control.

8.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

8.08 No Third-party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

8.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction). Upon receipt of the Joint Payment Instructions (as defined in Exhibit C attached hereto) signed by both Seller and Buyer, Escrowee shall immediately wire transfer payments to the judgment creditors in accordance with the wire instructions provided in the Joint Payment Instructions. Seller shall have an ongoing duty to ensure that each judgment creditor files a satisfaction of judgment and/or UCC termination statement as applicable following receipt of their respective payments. The Parties acknowledge that the filing of satisfactions of judgment is not a condition to closing or disbursement of funds, but rather an ongoing post-closing obligation of Seller.

8.11 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. In the event a Party files an action in connection with a default hereunder, including an action for specific performance, the prevailing party shall be entitled to recover from the non-prevailing party all of the attorneys’ fees and costs incurred by the prevailing party in connection with such proceeding.

8.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission including docusign shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

8.13 Defined Terms. The following terms have the meanings specified or referred to below:

(a) “Action” means any claim, action, cause of action, demand, lawsuit, arbitration, mediation, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(b) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(c) “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Miami, Florida, are authorized or required by Law to be closed for business.

(d) “Charging Motion” means (i) that pending motion filed by 1800 Diagonal for a charging order in the amount of $360,919.50 plus applicable interest arising out of the 1800 Lawsuit filed in in the United States District Court in the Southern District of Florida as Case 25-CV-21357.

(e) “Crosshair Media” means Crosshair Media Placement LLC, the plaintiff and holder of an unsatisfied judgment against Seller in the amount of $453,856.68 plus additional amounts as applicable in that certain lawsuit captioned Crosshair Media Placement LLC vs. Cuentas, Inc., Civil Action No. 3:22-CV-512-CHB, in the United States District Court for the Western District of Kentucky, Louisville Division.

(f) “Confidential Information” means all non-public and all proprietary information relating to Company, its business, investors, tenants, lenders, suppliers, service providers, property and assets, including each of the following: (a) all information concerning tenants of the Company, the rents charged by Company to its tenants and other information concerning the transactions of Company with its tenants and proposed tenants; (b) the rent rolls and projections of Company and its assets; (c) all financial information concerning the Company; (d) information concerning salaries or wages paid to, the work records of and other personnel information relative to all current and former employees of the Company; (e) information concerning the marketing programs or strategies of the Company; (f) all confidential information of third Persons which the Company is bound to keep confidential by applicable contracts or law; provided, the term “Confidential Information” shall not be deemed to include any information that (i) is or becomes a matter of general public knowledge through no fault of the Seller or any of its Affiliates, or (ii) is rightfully received by the Seller from a third party without violation of any duty of confidentiality or secrecy relating to the information so disclosed.

(g) “1800 Diagonal” means 1800 Diagonal Lending LLC.

(h) “Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

(i) “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any governmental authority.

(j) “Lawsuits” mean (i) that certain lawsuit captioned, 1800 Diagonal Lending LLC vs. Cuentas, Inc. and known as Case No. 2025-02385-CA-01, in which a judgment in the amount of $360, 919.50, plus interest, has been entered against Seller, said case is currently pending in the United States District Court in the Southern District of Florida as Case 25-CV-21357-JEM and (ii) that certain lawsuit captioned, Crosshair Media Placement LLC vs. Cuentas, Inc., Civil Action No. 3:22-CV-512-CHB, in the United States District Court for the Western District of Kentucky, Louisville Division, in which a judgment in the amount of set forth subsection (e) above entered against Seller.

(k) “Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

(l) “Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

(m) “Pre-Closing Tax Period” means any taxable period ending on or before the Effective Date and, with respect to any taxable period beginning before and ending after the Effective Date, the portion of such taxable period ending on and including the Effective Date.

(n) “Project” means that certain multi-family residential project to be developed by Company in Brooksville, Florida.

(o) “Representative” means, with respect to any Person, any and all directors, officers, employees, counsel, accountants and other agents of such Person.

(p) “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

(q) “Zdanov” means Alex Zdanov, a trustee of SAF Trust, the manager of Brooksville FL Partners LLC.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Membership Interest Purchase Agreement as of the date first written above.

SELLER:

CUENTAS, INC., a Florida corporation

By:
Name:	Arik Maimon
Its:	President

BUYER:

BROOKSVILLE FL PARTNERS, LLC, a Florida limited liability company

By:	SAF Trust
Its:	Manager

By:
Its:	Trustee

EXHIBIT A

ASSIGNMENT OF MEMBERSHIP INTEREST

The undersigned, CUENTAS, INC. a Florida corporation (the “Seller”), hereby sells, assigns and transfers one hundred percent (100%) of the membership interests, including all rights, title and interest in any capital account, capital contributions, revenues, income, profits, losses, distributions and other rights (the “Membership Interest”) in BROOKSVILLE DEVELOPMENT PARTNERS, LLC, a Florida limited liability company ( the “Company”), owned by Seller, to BROOKSVILLE FL PARTNERS, LLC, a Florida limited liability company (“Buyer”). The Membership Interest purchased hereunder is in the name of Seller on the books and records of Company. Seller herewith and hereby irrevocably authorizes the manager of Company to transfer the Membership Interest on the books and records of Company to Buyer with full power of substitution.

Seller hereby indemnifies and holds Buyer harmless against any damages, losses, claims, disputes, costs and fees, including attorneys’ fees, incurred by Buyer arising out or relating to Buyer’s ownership of the Membership Interest prior to the date hereof, including any lien or encumbrance asserted by any creditor of the Buyer.

This instrument, to the extent signed and delivered by means of a facsimile machine, e- mail or other electronic transmission including docusign, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Dated as of May     , 2025

CUENTAS, INC., a Florida corporation

By:
Name:
Its:

Accepted:

BROOKSVILLE FL PARTNERS, LLC, a Florida limited liability company

By:	SAF TRUST
Its:	Manager

By:
Trustee

EXHIBIT B

ESCROW AGREEMENT

TO:	Settlementcorp
5301 Wisconsin Avenue, N.W., #310
Washington, D.C. 20015
Attention: Todd Deckelbaum, V.P.
Email: tdeckelbaum@settlementcorp.com

RE:	Membership Interest Purchase Agreement (the “Agreement”)

DATE:	May 22, 2025

1.	PARTIES

A.	Seller:	CUENTAS, INC.
19 W. Flagler Street, Suite 902
Miami, FL 33130
Attention: Arik Maimon
Email: arik@cuentas.com

B.	Buyer:	BROOKSVILLE FL PARTNERS LLC
19046 Bruce B. Downs Boulevard, Suite 403
Tampa, FL 33647
Attention: Tim Safransky
Email: tim@interforumholdings1.com

C.	Escrowee:	Settlementcorp
5301 Wisconsin Avenue, N.W., #310
Washington, D.C. 20015
Attention: Todd Deckelbaum, V.P.
Email: tdeckelbaum@settlementcorp.com

D.	Buyer’s Counsel:	Ruchim & Hudson PC
3000 Dundee Road, Suite 415
Northbrook, Illinois 60062
Attention: Mitch Ruchim
Email: mruchim@ruchimhudsonlaw.com

E.	Seller’s Counsel:	Gary Murphree
10743 S.W. 104th Street
Miami, FL 33176
Email: gmm@amlaw-miami.com

2. PRELIMINARY STATEMENTS

A. Concurrently with the execution and delivery of this Escrow Agreement, Seller and Buyer have executed and delivered the Agreement. Under the terms of the Agreement, Seller has agreed to sell to Buyer its Membership Interest in Brooksville Development Partners LLC.

B. In consideration of the sale of the Membership Interest to Buyer, Buyer shall pay to Seller the sum of $800,000.00 (the “Purchase Price”) and Buyer shall deposit with Escrowee the sum of $800,000.00 to be held by Escrowee pursuant to the terms and provisions of this Escrow Agreement.

C. Pursuant to the terms of the Agreement, each party has the right to terminate the Agreement in the event the Closing does not occur on or before the Closing Date and Buyer shall be entitled to have the Purchase Price returned to Buyer.

3. DEPOSIT OF FUNDS

A. Concurrently herewith, (i) Buyer has deposited the Purchase Price with the Escrowee and (ii) Seller has deposited the Assignment of Membership Interest executed by Seller with the Escrowee, in accordance with the Agreement.

B. Escrowee has no authority to invest the funds or any portion thereof without the written direction of Buyer.

4. INSTRUCTIONS

A. Upon receipt of the Joint Disbursement Instructions in the form attached as Exhibit C to the Agreement executed both Buyer and Seller, Escrowee shall immediately wire transfer the Purchase Price in strict accordance with the parties’ directions as set forth in the Joint Disbursement Instructions and the wire transfer instructions attached thereto. In the event there are excess funds on deposit with Escrowee after payment of the settlement costs, then, Escrowee is authorized and directed to deliver the balance of the funds to Seller within one (1) business day thereafter. Upon disbursement of the Purchase Price, Escrowee shall immediately deliver by overnight carrier the Assignment of Membership Interest to Buyer or as directed by the Buyer. In the event Escrowee receives written notice from either the Buyer or Seller that either have elected to terminate the Agreement in the event the Closing Date did not occur by the Closing Date as set forth in section 1.07 of the Agreement, and such receipt of such notice the Escrowee shall forthwith return the Purchase Price to the Buyer..

B. Any party delivering a notice required or permitted hereunder shall simultaneously deliver copies of such notice to all parties listed in this Escrow Agreement. All notices required herein shall be either personally delivered, electronic transmission (including email), sent by certified or registered mail, postage prepaid, return receipt requested, or sent by overnight courier and shall, in all instances, be deemed to have been received upon delivery thereof.

C. Intentionally Omitted.

D. In case Escrowee obeys or complies with any order, judgment or decree of any court with respect to the deposit of the Purchase Price, Escrowee shall not be liable to any of the parties hereto or any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree be entered without jurisdiction or be subsequently reversed, modified, annulled, set aside or vacated. In case of any suit or proceeding regarding this Escrow Agreement to which Escrowee is or may be at any time a party, Seller and Buyer agree to jointly and severally indemnify Escrowee from all costs and expenses, including attorneys’ fees, absent gross negligence or willful misconduct by Escrowee, and shall each be liable for one-half of all such costs, fees and expenses incurred or sustained by Escrowee and shall forthwith pay the same to Escrowee upon demand; provided, however, that in the event Escrowee is made a party to any suit or proceeding between Seller and Buyer, the prevailing party in such suit or proceeding shall have no liability for the payment of Escrowee’s costs, fees and expenses. This last provision will be settled between the Seller and Buyer once Escrowee has been made whole.

E. In no case shall the above mentioned deposits be surrendered except (i) in the manner specifically described in this Escrow Agreement; or (ii) in obedience to the process of order of a court as aforesaid.

F. The aggregate fee of $2,500 to be paid by Seller to the Escrowee shall be charged against the Purchase Price and deducted from excess funds that otherwise would be transferred to the Buyer and this fee covers any and all plus out of pocket costs for overnight deliveries, copies, and wire fees.

G. Except as to deposits of funds for which Escrowee has received express written direction from Buyer (or Buyer’s Counsel) concerning investment or other handling, the parties hereto agree that the Escrowee shall be under no duty to invest or reinvest any deposits at any time held by it hereunder; and, further, that Escrowee may commingle such deposits with other deposits or with its own funds in the manner provided for the administration of funds under applicable law and may not use any part or all such funds for its own benefit. Nothing herein shall diminish Escrowee’s obligation to apply the full amount of the deposits in accordance with the terms of this Escrow Agreement.

H. Any order, judgment or decree requiring the Escrowee to disburse the Purchase Price shall not be binding upon Buyer or Seller as to the ultimate disposition of the Purchase Price unless and until a final, non-appealable order, judgment or decree is entered by a court having jurisdiction thereof.

I. This Escrow Agreement and all provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

K. This Escrow Agreement may be executed in multiple counterparts and if taken together shall constitute a fully executed instrument.

FOR SELLER:

By:	/s/ Gary Murphree
Gary Murphree, Attorney for Seller

FOR BUYER:

RUCHIM & HUDSON PC

By:	/s/ Mitch Ruchim
Attorney for Buyer

Accepted this ____ day of
May , 2025

Escrowee:

Settlementcorp

By:	/s/ Todd Deckelbaum
	Name:	Todd Deckelbaum
	Title:	Vice-President